FREMONT GENERAL AND GERALD J. FORD

IN DISCUSSIONS REGARDING REVISED INVESTMENT TERMS

FREMONT GENERAL EXPECTS TO FILE 2006 FORM 10-K

AND FIRST AND SECOND QUARTER FORM 10-Qs IN MID-OCTOBER

(SANTA MONICA, CALIFORNIA) – September 26, 2007: Fremont General Corporation (the “Company”) (NYSE: FMT), doing business primarily through its wholly-owned industrial bank, Fremont Investment & Loan (“FIL”), today announced that it has been advised by Mr. Gerald J. Ford that, in light of certain developments pertaining to the Company and FIL, he is not prepared to consummate the transactions contemplated by the Investment Agreement entered into on May 21, 2007 among the Company, FIL and an entity controlled by Mr. Ford on the terms set forth in that agreement. As previously announced, the Investment Agreement provides for the acquisition by an investor group led by Mr. Ford of a combination of approximately $80 million in exchangeable non-cumulative preferred stock of FIL and warrants to acquire additional common stock of the Company.

The Company said that, while it does not necessarily agree with the factual positions taken by Mr. Ford, it is in discussions with Mr. Ford concerning revised terms under which an entity controlled by Mr. Ford would proceed with an $80 million investment in exchangeable preferred stock of FIL and receive warrants to acquire additional common stock of the Company. The Company said that there can be no assurances as to whether or when the parties may reach an agreement with respect to revised transaction terms.

The Company also today announced that it expects to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which will include audited financial statements for such period, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, in mid-October.

In connection with the proposed minority investment transaction, a proxy statement relating to certain of the matters discussed in this news release is expected to be filed with the Securities and Exchange Commission (“SEC”). When filed, copies of the proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov). THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from the Company’s stockholders in connection with certain of the matters discussed in this news release. Information regarding such persons and their interests in the Company is contained in the Company’s proxy statements and annual reports on Form 10-K filed with the SEC. Stockholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the matters discussed in this news release, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this news release, which are expected to be filed with the SEC.

Regulatory Filings

The Company’s periodic reports as filed with the SEC can be accessed at www.fremontgeneral.com and on the EDGAR section of the SEC’s website at www.sec.gov.

About Gerald J. Ford

Over the past 30 years, Gerald J. Ford has acquired, consolidated and sold more than 40 financial institutions and financial services companies, including mortgage lenders and depository institutions. Mr. Ford was chairman and Chief Executive Officer of Golden State Bancorp Inc. from 1994 through 2002 when the Company was sold to Citigroup for $5.8 billion.

About Fremont General

Fremont General Corporation is a financial services holding company. To find out more about Fremont General, or to subscribe to the Company’s email alert feature for notification of Company news and events, please visit www.fremontgeneral.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and the Company’s currently reported results are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. These statements and the Company’s reported results are not guarantees of future performance and there can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially and adversely from the Company’s projected or reported results as a result of significant risks, uncertainties and assumptions that are difficult to predict, including:

•	the impact of the Company’s withdrawal from the sub-prime residential real estate mortgage lending business;

•	the uncertainty of the closing of an investment in FIL or the Company by an entity controlled by Gerald J. Ford;

•	the probability of the completion of the proposed agreement to sell substantially all of the Company’s sub-prime residential real estate business and loans;

•	changes in the interest rate and competitive environments;

•	changes in general and specific economic conditions and trends;

•	changes in asset and loan valuations and the costs of originating loans;

•	changes in the volumes of loans originated, loans sold, the pricing of existing and future loans, and the values realized upon the sale of such loans;

•	access to the necessary capital and deposit resources to fund loan originations and the condition of the whole loan sale and securitization markets;

•	the impact of home price valuations and other changes in the commercial and residential real estate markets;

•	the effect of litigation, state and federal legislation and regulations, and development of, and the variability in determining, the allowance for loan losses;

•	the impact of the Cease and Desist Order issued by the Federal Deposit Insurance Corporation on the Company’s ability to conduct its business;

•	the impact of changes in federal and state tax laws and interpretations, including tax rate changes;

•	the ability to maintain an effective system of internal and financial disclosure controls, and to identify and remediate any control deficiencies, under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and;

•	other events and factors beyond our control.

For a more detailed discussion of risks and uncertainties, see the Company’s public filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements.

CONTACT: Investor Relations – Phone: (310) 315-5500

WEBSITE: www.fremontgeneral.com